Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-228823 and File No. 333-215233) and Form S-8 (File No. 333-192912) of AMC Entertainment Holdings, Inc. of our report dated February 18, 2019, on our audits of the consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, which report is included in the Form 10-K of AMC Entertainment Holdings, Inc. for the year ended December 31, 2018.

/s/ CohnReznick LLP

February 27, 2019
Roseland, New Jersey